SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[  ]           Preliminary Proxy Statement
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[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[X]           Soliciting Material under Rule 14a-12

HF FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge Fund, L.P.
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth R. Lashley
Dr. Robin Lashley
John W. Palmer
PL Capital Defined Benefit Pension Plan
Kevin R. Schieffer
                                            Kevin R. Schieffer Grantor Retained Annuity Trust
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

A copy of a letter from the PL Capital Group to HF Financial Corp.’s Board of Directors and certain of HF Financial Corp.’s shareholders is attached as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

September 16, 2011

via email, facsimile and mail

Board of Directors
HF Financial Corp.
225 South Main Avenue
Sioux Falls, SD  57104

Dear Directors:

As you know, the PL Capital Group and its affiliates are the largest outside shareholder of HF Financial Corp. (“HF Financial” or “the Company”), holding approximately 9.9% of the current outstanding shares.  We have also nominated two outstanding candidates (John Palmer and Kevin Schieffer) for election to the Board of Directors of HF Financial at the upcoming 2011 Annual Meeting of Shareholders.  We are highly confident that our nominees will be elected at the 2011 Annual Meeting.

The upcoming election will effectively be a shareholder referendum on the Company’s management and Board and on the strategic direction of the Company.  For that reason, and given that the Annual Meeting is only two months away, we believe it is inappropriate for the current Board to recruit a new CEO or make other important strategic decisions until the election is completed and the newly elected board is able to participate in these matters.

Therefore, we strongly believe that the Board should:

•	Delay the current CEO search (Curt Hage can be asked to extend his planned retirement or an interim CEO can be promoted from within the Company).

After the Annual Meeting, we believe the newly elected Board should:

•	Conduct a full scope review of the Company’s strategic alternatives (e.g. a sale or merger of the Company now or in the future, remain independent, pursue acquisitions, grow organically, etc.)

We believe the majority of HF Financial shareholders support this approach.  To verify this for yourselves, we suggest that the Board contact its major shareholders to solicit their views.

In our view, the Board is not fulfilling its fiduciary duties to shareholders if it ploughs ahead with the current CEO search.  For example, if the consensus among shareholders, the newly elected Board and management is that the Company should pursue a business combination, will the current Board members reimburse the Company’s shareholders out of their own pockets for the cost of an expensive change in control contract for a newly hired short-term CEO?  If your initial reaction to that is “why should we?” then you know how we as shareholders would feel about paying for such an unnecessary expense.

While on the topic of evaluating strategic alternatives, we sincerely hope that in the past the Board has not missed opportunities to maximize shareholder value by inappropriately rejecting or ignoring bona fide potential acquirers of the Company.  If elected, examining that subject will be one of the first tasks that Messrs. Schieffer and Palmer will perform as Directors.

The Board has a fiduciary duty to shareholders which we believe is now heightened by our putting the Board on written notice that we believe shareholders want a different approach.  The Board is taking on risk by ignoring what we believe shareholders want.  We are distributing this letter to all major shareholders of HF Financial in hopes that those shareholders will let their views be known to the Board, as we have done, and to let them know that they may (hopefully) receive a call from a representative of HF Financial.

Indeed, we encourage all shareholders to express their views to the Board even if they are not contacted by the Company.

Sincerely,
/s/ Richard J. Lashley	/s/ John W. Palmer
Richard J. Lashley	John W. Palmer
Principal	Principal

cc:  Major Shareholders of HF Financial

Important Information

This letter is not a solicitation of a proxy from any security holder of HF Financial Corp. (the “Company”).  PL Capital, LLC and its affiliates have nominated John W. Palmer and Kevin V. Schieffer as nominees to the Company’s board of directors and intend to solicit votes for the election of Mr. Palmer and Mr. Schieffer as members of the board (the “PL Capital Nominees”).   The PL Capital Group (whose members are identified below) will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the PL Capital Nominees at the Company’s 2011 Annual Meeting of Stockholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the PL Capital Group, the PL Capital Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group currently consists of the following persons who will be participants in the solicitation from the Company’s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth R. Lashley; Dr. Robin Lashley; John W. Palmer; PL Capital Defined Benefit Pension Plan, Kevin V. Schieffer and Kevin V. Schieffer Grantor Retained Annuity Trust.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests will be contained in the definitive proxy statement (when available) filed by the PL Capital Group with the SEC in connection with the Company’s 2011 Annual Meeting of Stockholders.